Exhibit (d)(1)

INVESTMENT ADVISORY AGREEMENT

Agreement made as of January 31, 2011 and amended as of August 10, 2021, and May 14, 2025, respectively, between DBX ETF TRUST (the “Company”), a Delaware statutory trust, and DBX ADVISORS LLC (the “Adviser”), a Delaware limited liability company.

W I T N E S S E T H:

WHEREAS, the Company is an open-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and organized as a statutory trust under the laws of the State of Delaware on behalf of each series listed on Schedule A, as it may be amended from time to time to add or remove series (each, a “ Fund”);

WHEREAS, the Adviser is engaged primarily in rendering investment advisory and management services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“ Advisers Act”);

WHEREAS, the Company wishes to retain the Adviser to provide investment advisory and management services to the Company with respect to each Fund of the Company; and

WHEREAS, the Adviser is willing to render such investment advisory services to the Funds.

NOW, THEREFORE, in consideration of the premises and mutual promises hereinafter set forth, the parties hereto agree as follows:

l.       Appointment of Adviser

The Company hereby appoints the Adviser to act as an investment adviser to the Funds, subject to the supervision and oversight the Board of Trustees (the “Board”) of the Company, for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein specified in Schedule A.

(a) Subject to the supervision of the Board and consistent with its fiduciary duties to each Fund, the Adviser will manage the investment operations and determine the composition of the portfolio of each Fund, including the purchase, retention and disposition of the securities and other instruments held by the Funds, in accordance with the terms of this Agreement, each Fund's investment objective and policies and each Fund's then-current prospectus and statement of additional information contained in the Company's Registration Statement on Form N-lA (the “Prospectus and SAI”), as they may be amended or supplemented from time to time.

As part of the services it will provide hereunder, the Adviser will:

(i)	furnish continuously an investment program for each Fund;

(ii)	designate the identity and weighting of the securities (and amount of cash, if any) to be accepted in exchange for creation units of a Fund or that will be applicable that day to redemption requests received by a Fund;

(iii)	provide supervision of each Fund's investments and determine from time to time what investments or securities will be purchased, retained or sold by the Funds and what portion, if any, of the assets of each Fund will be held uninvested;
(iv)	make changes on behalf of the Company in the investments for each Fund;

(v)	maintain books and records with respect to each Fund's securities transactions and keep the Board fully informed on an ongoing basis of all material facts concerning the services provided by the Adviser pursuant to this Agreement and the Adviser's key personnel and operations providing services with respect to the Funds; make regular and periodic special reports of such additional information concerning the same as may reasonably be requested from time to time by the Board; and attend meetings with the Board, as reasonably requested, to discuss the foregoing;
(vi)	in accordance with procedures and methods established by the Board, which may be amended from time to time, the Adviser will promptly notify the Company's fund accounting agent of securities and instruments in a Fund which the Adviser believes should be fair valued in accordance with the Company's Valuation Procedures. Subject to the foregoing, the Adviser will determine the fair value of all securities and other investments/assets in the Funds, as necessary, and use reasonable efforts to arrange for the provision of valuation information or a price(s) from a party(ies) independent of the Adviser for each security or other investment/asset in each Fund for which market prices are not readily available;
(vii)	provide any and all material performance information, records and supporting documentation about accounts the Adviser manages, if appropriate, which are relevant to the Funds and that have investment objectives, policies, and strategies substantially similar to those employed by the Adviser in managing the Funds that may be reasonably necessary, under applicable laws, to allow the Funds or their agent to present information concerning the Adviser's prior performance in the Company's Prospectus and SAI and any permissible reports and materials prepared by the Funds or their agent; and

(viii)	cooperate with and provide reasonable assistance to the Company's administrator, the Company's custodian and foreign custodians, the Company's transfer agent and pricing agents, the Company's officers and all other agents and representatives of the Company, keep all such persons fully informed as to such matters as they may reasonably deem necessary to the performance of their obligations to the Company, provide prompt responses to reasonable requests made by such persons and maintain any appropriate interfaces with each so as to promote the efficient exchange of information.

To carry out the duties and responsibilities provided hereunder, the Adviser is hereby authorized, as agent and attorney-in-fact for the Company, for the account of, at the risk of and in the name of the Funds, to place orders and issue instructions for the Funds. In all purchases, sales and other transactions in securities for the Funds, the Adviser is authorized to exercise full discretion and act for the Funds in the same manner and with the same force and effect as the Funds might or could do with respect to such purchases, sales or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions.

(c)                In furnishing services hereunder, the Adviser will be subject to, and will perform its responsibilities in accordance, with the following: (i) the Company' s Agreement and Declaration of Trust, as the same may be hereafter modified and/or amended from time to time (“Declaration of Trust”); (ii) the By-Laws of the Company, as the same may be hereafter modified and/or amended from time to time (“By-Laws”); (iii) the currently effective Prospectus and SAI of the Company filed with the Securities and Exchange Commission (“SEC”) and delivered to the Adviser, as the same may be hereafter modified, amended and/or supplemented; (iv) the 1940 Act, the Advisers Act, the Internal Revenue Code of 1986, as amended, and the rules under each, and all other federal and state laws or regulations applicable to the Company and the Fund(s); (v) any order or no-action letter of the SEC governing the operation of the Company; (vi) the rules of any securities exchange applicable to a Fund; (vii) the Company's policies and procedures adopted pursuant to Rule 38a-1 under the 1940 Act (the “Compliance Manual”); and (viii) other policies, procedures and directives adopted from time to time by the Board of the Company.

(d)               The Adviser, at its expense, will furnish (i) all necessary facilities and personnel, including salaries, expenses and fees of any personnel required for the Adviser to faithfully perform its duties under this Agreement; and (ii) furnish administrative facilities, including bookkeeping, and all equipment necessary for the efficient conduct of the Adviser's duties under this Agreement.

(e)                The Adviser will select brokers and dealers to effect all Fund transactions subject to the conditions set forth herein. The Adviser will place all necessary orders with brokers, dealers, or issuers, and will negotiate brokerage commissions, if applicable. The Adviser is directed at all times to seek to execute transactions for each Fund (i) in accordance with any written policies, practices or procedures that may be established by the Board from time to time and which have been provided to the Adviser, (ii) as described in the applicable Fund's Prospectus and SAI, and (iii) in accordance with applicable federal and state laws and regulations. In placing any orders for the purchase or sale of investments for each Fund, in the name of the Fund or its nominees, the Adviser will use its best efforts to seek to obtain for the Fund “best execution,” considering all of the circumstances, and will maintain records adequate to demonstrate compliance with this requirement. In no instance will Fund securities be purchased from or sold to the Adviser, or any affiliated person thereof, except in accordance with the 1940 Act, the Advisers Act and the rules under each, and all other federal and state laws and regulations applicable to the Company and the Funds.

(f)                The Adviser is not authorized to engage in “soft-dollar” transactions, permitted by Section 28(e) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), without the express written approval of the Board.

(g)               On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of the Fund(s) as well as other clients of the Adviser and its affiliates, the Adviser to the extent permitted by applicable laws and regulations, may, but will be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. Allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner which the Adviser considers to be the most equitable and consistent with its fiduciary obligations to each Fund and to its other clients over time. The Company agrees that the Adviser and its affiliates may give advice and take action in the performance of their duties with respect to any of their other clients that may differ from advice given, or the timing or nature of actions taken, with respect to the Funds. The Company acknowledges that Adviser and its affiliates are fiduciaries to other entities, some of which have the same or similar investment objectives (and will hold the same or similar investments) as the Funds, and that the Adviser will carry out its duties hereunder together with its duties under such relationships.

(h)               The Adviser will maintain and preserve all accounts, books and records with respect to each Fund as are required of the Funds and an investment adviser of a registered investment company pursuant to the 1940 Act and Advisers Act and the rules thereunder and will file with the SEC all forms pursuant to Section 13 of the Exchange Act, with respect to its duties as are set forth herein.

(i)                The Adviser will, unless and until otherwise directed by the Board and consistent with seeking the best interest of the Funds, exercise (or not exercise in its discretion) all rights of security holders with respect to securities held by each Fund, including, but not limited to: voting proxies in accordance with the Company's then-current proxy voting policies, converting, tendering, exchanging or redeeming securities; acting as a claimant in class action litigation (including litigation with respect to securities previously held); and exercising rights in the context of a bankruptcy or other reorganization. Unless the Board gives written instructions to the contrary, the Adviser will vote all proxies solicited by or with respect to the issuers of securities in which assets of the Fund may be invested in accordance with the Adviser's proxy voting guidelines, a copy of which has been provided to the Company.

(j)                The Adviser will provide, or arrange for the provision of, transfer agency, custody, fund administration and accounting and all other non-distribution related services necessary for the Funds' operations, subject in each case to the approval of the Board. The Adviser will also provide supervisory personnel who will be responsible for supervising and monitoring the performance of the Company's service providers in connection with their duties. Such personnel may be employees of the Adviser or employees of affiliates of the Adviser or of other organizations. The Adviser will also administer the Company's business affairs, provides office facilities and equipment and certain clerical, bookkeeping and administrative services and will permit its officers and employees to serve without compensation as officers, trustees or employees of the Company.

2.	Compensation

(a)               The Company will pay, or arrange for payment to, the Adviser as compensation for providing services in accordance with this Agreement a unitary advisory fee as set forth in Schedule A. The Adviser will pay its own expenses in connection with the services to be provided by it pursuant to this Agreement. In addition, the Adviser will be responsible for the compensation of officers or employees of the Company who are also officers or employees of the Adviser, except as may otherwise be determined by the Board. During the term of this Agreement for each Fund listed on Schedule A hereto, the Adviser shall pay all of the expenses of the Fund (including compensation of members of the Board who are not “interested persons” (as that term is defined in the 1940 Act) of a Fund), except for the fee payments under this Agreement, payments under the Fund's 12b-1 plan, if any, brokerage expenses, taxes, interest, litigation expenses and other extraordinary expenses.

(b)               Subject to the provisions of this Agreement and the mutual agreement of the parties, the duties of the Adviser and the fees to be paid to the Adviser under and pursuant to this Agreement or other arrangement entered into in accordance with this Agreement may be adjusted from time to time by the parties, to the extent permitted by law, subject to the prior approval of the Independent Trustees.

3.	Use of Name

The Trust may use the name “DBX” or any variant thereof in connection with the name of the Trust or any of the Funds, only for so long as this Agreement or any extension, renewal or amendment hereof remains in effect. At such time as this Agreement shall no longer be in effect, the Trust shall cease to use such a name or any other similar name.

In no event shall the Trust use the name “DBX” or any variant thereof if the Adviser's functions are transferred or assigned to a company over which the Adviser does not have control or with which it is not affiliated. In the event that this Agreement shall no longer be in effect or the Adviser's functions are transferred or assigned to a company over which the Adviser does not have control or with which it is not affiliated, the Trust shall use its best efforts to legally change its name by filing the required documentation with appropriate state and federal agencies.

4.	Liability and Indemnification

(a)                Except as may otherwise be provided by the 1940 Act or any other federal securities law, neither the Adviser nor any of its officers, members or employees (its “Affiliates”) will be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Company as a result of any error of judgment by the Adviser or its Affiliates with respect to each Fund, except that nothing in this Agreement will operate or purport to operate in any way to exculpate, waive or limit the liability of the Adviser or its Affiliates for, and the Adviser will indemnify and hold harmless the Company against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which the Company may become subject under the 1933 Act, the 1940 Act, the Advisers Act, or under any other statute, or common law or otherwise arising out of or based on (i) any breach by the Adviser of an Adviser representation or warranty made herein, (ii) any willful misconduct, bad faith, reckless disregard or gross negligence of the Adviser in the performance of any of its duties or obligations hereunder or (iii) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund(s) or the omission to state therein a material fact known to the Adviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Company, or the omission of such information, by the Adviser Indemnitees (as defined below) for use therein.

(b)               Except as may otherwise be provided by the 1940 Act or any other federal securities law, the Company will indemnify and hold harmless the Adviser, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) and all controlling persons (as described in Section 15 of the 1933 Act) (collectively, “Adviser Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Adviser Indemnitees may become subject under the 1933 Act, the 1940 Act, the Advisers Act, or under any other statute, at common law or otherwise, arising out of or based on this Agreement; provided however, the Company will not indemnify or hold harmless the Adviser Indemnitees for any losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) arising out of or based on (i) any breach by the Adviser of an Adviser representation or warranty made herein, (ii) any willful misconduct, bad faith, reckless disregard or gross negligence of the Adviser in the performance of any of its duties or obligations hereunder or (iii) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund(s) or the omission to state therein a material fact known to the Adviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Company, or the omission of such information, by the Adviser Indemnities for use therein.

(c)     A party seeking indemnification hereunder (the “Indemnified Party”) will (i) provide prompt notice to the other of any claim (“Claim”) for which it intends to seek indemnification, (ii) grant control of the defense and /or settlement of the Claim to the other party, and (iii) cooperate with the other party in the defense thereof. The Indemnified Party will have the right at its own expense to participate in the defense of any Claim, but will not have the right to control the defense, consent to judgment or agree to the settlement of any Claim without the written consent of the other party. The party providing the indemnification will not consent to the entry of any judgment or enter any settlement which (i) does not include, as an unconditional term, the release by the claimant of all liabilities for Claims against the Indemnified Party or (ii) which otherwise adversely affects the rights of the Indemnified Party.

5.	Representations of the Adviser

The Adviser represents, warrants and agrees as follows:

(a)               The Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) has met and will seek to continue to meet, for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Company of the occurrence of any event that would substantially impair the Adviser's ability to fulfill its commitment under this Agreement or disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise. The Adviser will also promptly notify each Fund if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, government agency, self regulatory organization, public board or body, involving the affairs of the Funds or the Adviser, provided, however, that routine regulatory examinations will not be required to be reported by this provision.

(b)               The Adviser has adopted a written code of ethics complying with the requirements of Rule l 7j-l under the 1940 Act and Rule 204A-1 under the Advisers Act and will provide the Board with a copy of such code of ethics, together with evidence of its adoption. Within forty-five days of the end of the last calendar quarter of each year that this Agreement is in effect, and as otherwise requested, the president, chief operating officer or a vice-president of the Adviser will certify to the Company that the Adviser has complied with the requirements of Rule 17j-l and Rule 204A-1 during the previous year and that there has been no material violation of the Adviser's code of ethics or, if such a material violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of the Company, the Adviser will permit the Company to examine the reports required to be made to the Adviser by Rule 17j- 1(c)(1) and Rule 204A-l(b) and all other records relevant to the Adviser's code of ethics but only to the extent such reports and/or records relate to the provision of services hereunder.

(c)               The Adviser has adopted and implemented and will maintain (a) in accordance with Rule 206(4)-7 under the Advisers Act, policies and procedures reasonably designed to prevent violation by the Adviser and its supervised persons (as such term is defined by the Advisers Act) of the Advisers Act and the rules thereunder; and (b) to the extent that the Adviser's activities or services could affect the Fund(s), policies and procedures reasonably designed to prevent violation of the federal securities laws (as such term is defined in Rule 38a-l under the 1940 Act) by the Fund(s) and the Adviser (such policies and procedures being the “Compliance Program”). The Adviser has provided the Company with a copy of its Compliance Program and promptly will furnish a copy of all amendments to the Compliance Program at least annually.

(d)               The Adviser has provided the Company with a copy of its Form ADV, which as of the date of this Agreement is its Form ADV as most recently filed with the SEC and promptly will furnish a copy of all amendments to the Company at least annually. Such amendments will reflect those changes in the Adviser's organizational structure, professional staff or other significant developments affecting the Adviser, which are required by the Advisers Act.

(e)                The Adviser will notify the Company of any assignment of this Agreement or change of control of the Adviser, as applicable, and any changes in the key personnel who are either the portfolio manager(s) of the Fund(s) or senior management of the Adviser, in each case prior to or promptly after, such change. The Adviser agrees to bear all reasonable expenses of the Company, if any, arising out of an assignment or change in control.

(t) The Adviser will notify the Company immediately upon detection of (a) any material failure to manage the Fund(s) in accordance with the Fund(s)' stated investment objectives and policies or any applicable law; (b) any material breach of any of the Fund(s)' or the Adviser's policies, guidelines or procedures (including the Compliance Program); or (c) any pending or threatened regulatory action, investigation, lawsuit or other proceeding relating to the Adviser's management of the Fund(s) and/or that could reasonably be expected to have a material impact on the Adviser's ability to conduct its business. Following the occurrence of any event set forth in this paragraph, the Adviser agrees to cooperate with and provide reasonable assistance to personnel of the Company (including the chief compliance officer of the Adviser and/or the Company) or their designees in connection with any efforts to remedy or respond to such event.

(g)               The Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage.

(h)               The Adviser will promptly provide all other information and documentation reasonably requested by the Company or the Board.

6.	Non-Exclusivity

The services of the Adviser to the Funds and the Company are not to be deemed to be exclusive, and the Adviser will be free to render investment advisory or other services to others and to engage in other activities, provided the Adviser furnishes adequate disclosure of possible conflicts of interest and implements procedures designed to mitigate or eliminate such conflicts. It is understood and agreed that the directors, officers, and employees of the Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, or employees of any other firm or corporation.

7.	Supplemental Arrangements

The Adviser may from time to time employ or associate itself with any person it believes to be particularly suited to assist it in providing the services to be performed by such Adviser hereunder, provided that no such person will perform any services with respect to the Funds that would constitute an assignment or require a written advisory agreement pursuant to the 1940 Act, except as otherwise provided in this Section 7. In performing its duties under this Agreement, the Adviser may delegate some or all of its duties and obligations under this Agreement to one or more investment sub-advisers, including but not limited to delegating the voting of proxies relating to a Fund's portfolio securities in accordance with the proxy voting policies and procedures of such investment sub-adviser; provided, however, that any such delegation shall be pursuant to an agreement with terms agreed upon by the Company and approved in a manner consistent with the 1940 Act and provided, further, that no such delegation shall relieve the Adviser from its duties and obligations of management and supervision of the management of each Fund's assets pursuant to this Agreement and to applicable law. Any compensation payable to such persons will be the sole responsibility of the Adviser, and the Company will not have any obligations with respect thereto or otherwise arising under the Agreement.

8.            Regulation

The Adviser will submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports, or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations and will promptly provide the Company with copies of such information, reports and materials.

9.	Records

The records relating to the services provided under this Agreement will be the property of the Company and will be under its control; however, the Company will furnish to the Adviser such records and permit it to retain such records (either in original or in duplicate form) as it will reasonably require in order to carry out its business. In compliance with the requirements of Rule 3la-3 under the 1940 Act, the Adviser hereby agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any records that it maintains for the Trust and which are required to be maintained by Rule 31a-1 under the 1940 Act. In the event of the termination of this Agreement or upon the Company's request, such records will promptly be returned to the Company by the Adviser free from any claim or retention of rights therein, provided that the Adviser may retain any such records that are required by law or regulation. The Adviser will keep confidential any information obtained in connection with its duties hereunder and disclose such information only if the Company has authorized such disclosure or if such disclosure is expressly required or requested by applicable federal or state regulatory authorities, or as otherwise required by law.

10.	Agency Cross Transactions

From time to time, the Adviser or brokers or dealers affiliated with it may find themselves in a position to buy for certain of their brokerage clients (each an “ Account”) securities which the Adviser's investment advisory clients wish to sell, and to sell for certain of their brokerage clients securities which advisory clients wish to buy. Where one of the parties is an advisory client, the Adviser or the affiliated broker or dealer cannot participate in this type of transaction (known as a cross transaction) on behalf of an advisory client and retain commissions from one or both parties to the transaction without the advisory client's consent. This is because in a situation where the Adviser is making the investment decision (as opposed to a brokerage client who makes his own investment decisions), and the Adviser or an affiliate is receiving commissions from both sides of the transaction, there is a potential conflicting division of loyalties and responsibilities on the Adviser' s part regarding the advisory client. The SEC has adopted a rule under the Advisers Act, which permits the Adviser or its affiliates to participate on behalf of an Account in agency cross transactions if the advisory client has given written consent in advance. By execution of this Agreement, the Company authorizes the Adviser or its affiliates to participate in agency cross transactions involving an Account. The Company may revoke its consent at any time by written notice to the Adviser.

11.	Duration

As to each Fund, this Agreement shall continue until the date set forth opposite such Funds' name on Schedule A hereto (“Reapproval Date”) and thereafter shall continue automatically for successive annual periods ending on the day of each year set forth opposite the Funds' name on Schedule A hereto (“Reapproval Day”), provided such continuance is specifically approved at least annually: (i) by either the Board or by vote of a “majority of the outstanding voting securities” (as defined in the 1940 Act) of such Fund, and (ii) in either event, by the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval. Additional Funds may be added to Schedule A by the Company upon written notice to the Adviser and only after the approval by the Board of the Company, including a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting such approval and, if required under the 1940 Act, a majority of the outstanding voting securities (as defined in the 1940 Act) of each Fund.

12.	Termination of Agreement

This Agreement may be terminated with respect to any Fund at any time, without the payment of any penalty, by the Board, including a majority of the Independent Trustees, or by the vote of a majority of the outstanding voting securities of such Fund, on sixty (60) days' written notice to the Adviser. This Agreement may also be terminated with respect to any Fund at any time, without the payment of any penalty, by the Adviser, on sixty (60) days' written notice to such Fund. This Agreement will automatically terminate, without the payment of any penalty in the event this Agreement is assigned (as defined in the 1940 Act) or terminates for any other reason. This Agreement will also terminate upon written notice to the other party that the other party is in material breach of this Agreement, unless the other party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice. As discussed in Section 14 below, any “assignment” (as that term is defined in the 1940 Act) of this Agreement will result in automatic termination of this Agreement.

13.	Amendments to the Agreement

Except to the extent permitted by the 1940 Act or the rules or regulations thereunder or pursuant to exemptive relief or no-action relief granted by the SEC, this Agreement may be amended by the parties only if such amendment, if material, is specifically approved by the vote of a majority of the outstanding voting securities of a Fund and by the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval will be effective with respect to a Fund if a majority of the outstanding voting securities of the Fund vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of any other Fund affected by the amendment or all the Funds of the Company.

Any change, waiver, discharge or termination of a provision of this Agreement, whether or not such change is deemed to be material, may be made only by an instrument in writing signed by both the Company and the Adviser.

14.	Assignment

The Adviser will not assign or transfer its rights and obligations under this Agreement. Any assignment (as that term is defined in the 1940 Act) of the Agreement will result in the automatic termination of this Agreement, as provided in Section 12 hereof. The Adviser agrees to bear all reasonable legal, printing, mailing, proxy and related expenses of the Company, if any, arising out of any assignment of this Agreement by the Adviser. Notwithstanding the foregoing, no assignment will be deemed to result from any changes in the directors, officers or employees of such Adviser except as may be provided to the contrary in the 1940 Act or the rules or regulations thereunder.

15.	Notices

Notices of any kind to be given hereunder will be in writing and will be duly given if mailed or delivered as follows: (a) to the Adviser at DBX Advisors LLC, 875 Third Avenue, New York, New York 10022, Attention: Chief Legal Officer; (b) to the Funds at DBX ETF Trust, 875 Third Avenue, New York, New York 10022, Attention: Secretary; or (c) at such other address or to such other individual as any of the foregoing will designate by notice to the others.

All notices required to be given pursuant to this Agreement will be delivered or mailed to the address listed above of each applicable party in person or by registered or certified mail or a private mail or delivery service providing the sender with notice of receipt or such other address as specified in a notice duly given to the other parties. Notice will be deemed given on the date delivered or mailed in accordance with this paragraph.

16.	Entire Agreement

This Agreement contains the entire understanding and agreement of the parties with respect to each Fund.

This Agreement may be executed in two or more counterparts, each of which when so executed will be deemed to be an original, but such counterparts will together constitute one and the same document.

17.	Headings

The headings in the sections of this Agreement are inserted for convenience of reference only and will not constitute a part hereof.

18.	Severability

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement will be construed, insofar as is possible, as if such portion had never been contained herein.

19.	Company and Shareholder Liability

The Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Declaration of Trust and agrees that obligations, if any, assumed by the Company pursuant to this Agreement will be limited in all cases to the Company and its assets, and if the liability relates to one or more series, the obligations hereunder will be limited to the respective assets of the Fund. The Adviser further agrees that it will not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Funds, nor from the Trustees or any individual Trustee of the Company.

20.	Governing Law

This Agreement will be governed by the laws of the State of New York without reference to conflicts of laws principles. Any and all litigation or other disputes arising from this Agreement will be commenced in a federal or state court of competent jurisdiction in New York City, New York.

21.	Interpretation

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act will be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the 1940 Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment” and “affiliated persons,” as used herein will have the meanings assigned to them by Section 2(a) of the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision will be deemed to incorporate the effect of such rule, regulation or order.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date set forth above.

DBX ETF Trust

By:       /s/Freddi Klassen

Name:  Freddi Klassen

Title:    President and Chief Executive Officer

DBX ADVISORS LLC

By:      /s/Freddi Klassen

Name: Freddi Klassen

Title:   Chief Operating Officer

By:      /s/John Millette

Name: John Millette

Title:   Vice President

SCHEDULE A

(as of August 26, 2026)

	ANNUAL FEE AS A PERCENTAGE OF AVERAGE DAILY NET	REAPPROVAL	REAPPROVAL
CURRENCY HEDGED FUNDS	ASSETS*	DATE	DAY

Xtrackers MSCI Emerging Markets Hedged Equity ETF	0.65%	N/A	May 31st

Xtrackers MSCI EAFE Hedged Equity ETF	0.35%	N/A	May 31st

Xtrackers MSCI Japan Hedged Equity ETF	0.45%	N/A	May 31st

Xtrackers International Real Estate ETF[1]	0.10%	N/A	May 31st

Xtrackers MSCI Europe Hedged Equity ETF	0.45%	N/A	May 31st

Xtrackers MSCI All World ex-US Hedged Equity ETF	0.40%	N/A	May 31st
Xtrackers MSCI Eurozone Hedged Equity ETF	0.45%	N/A	May 31st

Xtrackers MSCI EAFE 50% Hedged Equity ETF	0.20%	August 26, 2028	May 31

1 On December 20, 2018, the Board approved the following changes to the Fund: the Fund's name was changed to the “Xtrackers International Real Estate ETF”, and the Fund would track the STOXX Developed and Emerging Markets ex USA Total Market Real Estate Index. In addition, as of February 18, 2019, the effective date of those changes, the Fund's unitary management fee was reduced to 0.12%. On August 13, 2024, the Board reduced the Fund’s unitary management fee from 0.12% to 0.10% of the Fund’s average daily net assets.

	ANNUAL FEE AS A PERCENTAGE OF AVERAGE DAILY NET	REAPPROVAL	REAPPROVAL
EQUITY FUNDS	ASSETS*	DATE	DAY

Xtrackers FTSE Developed ex US Multifactor ETF[2]	0.24%	N/A	May 31st
Xtrackers Russell US Multifactor ETF[3]	0.17%	N/A	May 31st

Xtrackers MSCI EAFE High Dividend Yield Equity ETF[4]	0.09%	N/A	May 31st

Xtrackers MSCI Emerging Markets Climate Selection ETF[5]	0.15%	N/A	May 31st

Xtrackers Bloomberg Developed Markets ex US Equity ETF[6]	0.03%	N/A	May 31st

Xtrackers MSCI Emerging Markets Carbon Reduction and Climate Improvers ETF[7]	0.15%	N/A	May 31st

Xtrackers Russell 1000 US Quality at a Reasonable Price ETF	0.19%	N/A	May 31st

Xtrackers MSCI USA Selection Equity ETF[8]	0.09%	N/A	May 31st

Xtrackers S&P 500 Scored & Screened ETF[9]	0.10%	N/A	May 31st

Xtrackers MSCI Kokusai Equity ETF	0.09%	N/A	May 31st

Xtrackers S&P MidCap 400 Scored & Screened ETF	0.15%	N/A	May 31st

Xtrackers Net Zero Pathway Paris Aligned US Equity ETF	0.10%	N/A	May 31st

2 On August 13, 2024, the Board reduced the Fund’s unitary management fee from 0.35% to 0.24% of the Fund’s average daily net assets.

3 On July 17, 2018, the Board reduced the Fund's unitary management fee from 0.19% to 0.17% of the Fund's average daily net asset.

4 On August 13, 2024, the Board reduced the Fund’s unitary management fee from 0.20% to 0.09% of the Fund’s average daily net assets.

5 On November 12, 2024, the Board reduced the Fund's unitary management fee from 0.20% to 0.15% of the Fund's average daily net assets.

6 On May 16, 2018, the Board reduced the Fund's unitary management fee from 0.20% to 0.14% of the Fund's average daily net assets. On August 26, 2026, the Board reduced the Fund’s unitary management fee from 0.14% to 0.03% of the Fund’s average daily net assets effective September 14, 2026.

7 On May 11, 2021, the Board reduced the Fund's unitary management fee from 0.16% to 0.15% of the Fund's average daily net assets effective August 18, 2021.

8 On August 13, 2024, the Board reduced the Fund's unitary management fee from 0.10% to 0.09% of the Fund's average daily net assets.

9 On August 13, 2024, the Board reduced the Fund's unitary management fee from 0.11% to 0.10% of the Fund's average daily net assets.

	ANNUAL FEE AS A PERCENTAGE OF AVERAGE DAILY NET	REAPPROVAL	REAPPROVAL
EQUITY FUNDS	ASSETS*	DATE	DAY

Xtrackers S&P 500 Growth Scored & Screened ETF	0.15%	N/A	May 31st

Xtrackers S&P 500 Value Scored & Screened ETF	0.15%	N/A	May 31st

Xtrackers S&P Dividend Aristocrats Screened ETF	0.15%	N/A	May 31st

Xtrackers MSCI USA Climate Action Equity ETF	0.07%	N/A	May 31st

Xtrackers US Green Infrastructure Select Equity ETF	0.35%	N/A	May 31st

Xtrackers Cybersecurity Select Equity ETF	0.20%	N/A	May 31st

Xtrackers Semiconductor Select Equity ETF	0.15%	N/A	May 31st

Xtrackers US National Critical Technologies ETF	0.35%	N/A	May 31st

Xtrackers RREEF Global Natural Resources ETF	0.45%	N/A	May 31st

Xtrackers Artificial Intelligence and Big Data ETF	0.35%	N/A	May 31st

Xtrackers Nifty 500 India ETF	0.19%	May 14, 2027	May 31st

Xtrackers S&P 500 Diversified Sector Weight ETF	0.09%	May 14, 2027	May 31st

Xtrackers Europe Market Leaders ETF	0.35%	November 11, 2027	May 31st

Xtrackers Europe Defense Technologies ETF	0.35%	November 11, 2027	May 31st

	ANNUAL FEE AS A PERCENTAGE OF AVERAGE DAILY NET	REAPPROVAL	REAPPROVAL
CHINA FUNDS	ASSETS*	DATE	DAY

Xtrackers Harvest CSI 300 China A- Shares ETF	0.65%	N/A	May 31st

Xtrackers Harvest CSI 500 China A- Shares Small Cap ETF	0.65%	N/A	May 31st

FIXED INCOME FUNDS

Xtrackers Municipal Infrastructure	0.15%	N/A	May 31st
Revenue Bond Active ETF[10]

Xtrackers USD High Yield Corporate Bond ETF[11]	0.05%	N/A	May 31st

Xtrackers High Beta High Yield Bond ETF[12]	0.20%	N/A	May 31st

Xtrackers Short Duration High Yield Bond ETF	0.20%	N/A	May 31st

Xtrackers Low Beta High Yield Bond ETF[13]	0.20%	N/A	May 31st

Xtrackers USD High Yield BB-B ex Financials ETF	0.20%	N/A	May 31st

Xtrackers US 0-1 Year Treasury ETF	0.06%	N/A	May 31st

10 On February 12, 2019, the Board reduced the Fund's unitary management fee from 0.30% to 0.15% of the Fund's average daily net assets.

11 On August 13, 2024, the Board reduced the Fund's unitary management fee from 0.20% to 0.05% of the Fund's average daily net assets.

12 On August 13, 2024, the Board reduced the Fund's unitary management fee from 0.35% to 0.20% of the Fund's average daily net assets.

13 On August 13, 2024, the Board reduced the Fund's unitary management fee from 0.25% to 0.20% of the Fund's average daily net assets.

14 On August 13, 2024, the Board reduced the Fund's unitary management fee from 0.15% to 0.07% of the Fund's average daily net assets.

* Expressed as a percentage of average daily net assets. Out of each Fund's advisory fee, the Adviser will pay all of the expenses of the Fund, except for the fee payments under this Agreement, payments under the Fund's 12b-1 plan, if any, brokerage expenses, taxes, interest, litigation expenses and other extraordinary expenses.